Exhibit 10.2

HANESBRANDS INC. OMNIBUS INCENTIVE PLAN OF 2006

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

To: [Name] (referred to as “you” or “Grantee”, in this agreement)

Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been awarded a Restricted Stock Unit ( “RSU”) Award (this “Award”). This Award is subject to the terms of this Restricted Stock Unit Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan”) which is incorporated into this Agreement by reference.

1. Grant of Restricted Stock Units. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan Prospectus”), and this Agreement, the Company hereby Awards to you effective                 , 20     (the “Award Date”), [number] RSUs which are considered Stock Awards under the Plan. These RSUs will vest on the first anniversary of the Award Date (the “Vesting Date”). At the time these RSUs vest, they will be converted into Deferred Stock Units (“DSUs”). Neither these RSUs nor the DSUs into which they are to be converted at vesting are transferable by you by means of sale, assignment, exchange, pledge, or otherwise until distributed to you.

2. Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the RSUs and the DSUs into which they are to be converted will be accrued on behalf of the Grantee at the time that cash dividends are otherwise paid to owners of Hanesbrands Inc. common stock. Interest will be credited on accrued dividend equivalent balances and will vest and will be paid to the Grantee with the distribution of the DSUs.

3. Distribution of the DSUs. Six months after your termination of service on the Company Board of Directors (the “Board”), any DSUs into which the RSUs have been converted will be payable to you along with a cash payment equal to the value of any fractional DSU so credited. Any RSUs which have not vested will be forfeited. However, if your termination of Board service is due to your death or permanent and total disability, all unvested RSUs will vest and be converted into DSUs as of the date of death or the date you are determined to be permanently and totally disabled, and all DSUs will be distributed to you or your estate, as applicable, as soon as practical thereafter. You are personally responsible for the payment of all taxes related to distribution.

4. Adjustments. If the number of outstanding shares of Company common stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of RSUs or DSUs into which such RSUs are converted subject to this Award shall be equitably adjusted to correspond to the change in the outstanding shares of common stock.

5. Rights as a Stockholder. Except as provided in Paragraph 2 above (regarding dividends), You shall have no rights as a stockholder of the Company in respect of the RSUs or DSUs into which such RSUs are converted, including the right to vote, until and unless the ownership of Shares represented by the DSUs has been distributed to you.

6. No Rights to Continued Service. Nothing in this Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue on the Board. You further acknowledge that this Award is for future services to the Company and is not under any circumstances to be considered compensation for past services.

7. Miscellaneous.

a. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Agreement, the Plan Prospectus, or the Plan will be determined and resolved by the Compensation and Benefits Committee of the Company’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

b. Modification. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. This Agreement generally may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights awarded to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. In addition, the Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

c. Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan. Any inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan.

d. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

e. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

f. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8. Plan Documents. The Plan Prospectus is available at www.etrade.com.

9. Acceptance of Terms and Conditions. By accepting this Award, you agree that the Award is made at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be made under the Plan. You agree to be bound by the terms and conditions herein, the Plan, and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company.

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